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EXHIBIT 3.2

CERTIFICATE OF FIRST AMENDMENT

TO

ARTICLES OF ORGANIZATION OF

OF

HUNTSMAN COMPANY LLC

        In accordance with Section 48-2c-408 of the Utah Revised Limited Liability Company Act (as amended, "URLLCA"), HUNTSMAN COMPANY LLC, a Utah limited liability company (the "Company"), hereby declares and certifies as follows:

FIRST: The name of the Company is Huntsman Company LLC.

SECOND: The text of the amendment (the "Amendment") of the Articles of Organization of the Company is as follows:

  "RESOLVED, that the Articles of Organization of the Company shall be and hereby are amended by (i) deleting therefrom Article V in its entirety and (ii) adding thereto a new Article V and new Articles IX and X, providing in their entirety as follows:

"ARTICLE V

"BOARD OF MANAGERS

  "The Company is to be managed by a Board of Managers. The number of Managers which shall constitute the Board of Managers may vary from three (3) to twelve (12) as prescribed by the Operating Agreement of the Company. The number of Managers currently constituting the Board of Managers of the Company is eleven (11), and the names and street addresses of the individuals who are currently serving as Managers are as follows:

Name		Street Address
1.	Jon M. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108
2.	Karen H. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108
3.	Peter R. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108
4.	Richard P. Durham	500 Huntsman Way Salt Lake City, Utah 84108
5.	James A. Huffman	500 Huntsman Way Salt Lake City, Utah 84108
6.	David H. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108
7.	Paul C. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108
8.	James H. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108
9.	David S. Parkin	500 Huntsman Way Salt Lake City, Utah 84108
10.	David Matlin	11 Madison Avenue, 26th Floor New York, New York 10010
11.	Christopher Pechock	11 Madison Avenue, 26th Floor New York, New York 10010

"ARTICLE IX

"BOARD OF MANAGERS

        "The capitalized terms used in this Article IX which are not otherwise defined in context below have the meanings set forth in the Definition section below.

        "1.    Quorum of Managers.    A majority of the number of Managers prescribed as provided in the Company's Operating Agreement (or if no number is so prescribed, the number in office immediately before the meeting begins) shall constitute a quorum for the transaction of business at any meeting of the Board of Managers of the Company, unless otherwise required in these Articles and as set forth in Section 4.15(b) of the Company's Operating Agreement.

        "2.    Action by a Majority.    Except as provided in paragraphs 3 and 4 below and as set forth in Section 4.15(b) of the Company's Operating Agreement, if a quorum is present when vote it taken, the affirmative vote of a majority of Managers present is the act of the Board of Managers of the Company, unless the URLLCA requires the vote of a greater number of Managers.

        "3.    MatlinPatterson Approval.    Notwithstanding the foregoing, the Company shall not, and shall not cause or permit any of its Subsidiaries to, without first obtaining the approval of the Board of

Managers of the Company and the approval of MatlinPatterson (by vote or written consent, as provided by law):

          (a)   merge, consolidate, or combine with any other entity (other than a Subsidiary) or approve the merger, consolidation, or combination of the Company or any of its Subsidiaries with any other entity (other than a Subsidiary);

          (b)   initiate the sale of equity securities of the Company or a Subsidiary's equity securities or units pursuant to a registration statement under the Securities Act of 1933, as amended, or initiate any public offering outside of the United States with respect to the equity securities of the Company or any Subsidiary; or

          (c)   purchase or redeem, or declare or pay any dividend or distribution in respect of, any Common Units or other equity securities of the Company, or of any of its Subsidiaries, other than in respect of equity securities held directly or indirectly by the Company.

        "4.    Adviser Managers Approval.    Notwithstanding the foregoing, the Company shall not, and shall not cause or permit any of its Subsidiaries to, without first obtaining the approval of the Board of Managers of the Company, which approval shall include the approval of at least one of the Adviser Managers (by vote or written consent, as provided by law):

          (a)   issue any new equity securities of the Company or any Subsidiary, other than (i) [directors'] qualifying shares and (ii) any issuance which does not dilute HCH's or the Company's direct or indirect interest in such Subsidiary;

          (b)   enter into or acquire any line of business that does not consist in all material respects of the manufacture, distribution, purchase, or sale of chemicals, plastics, or finished products made therefrom or is not otherwise reasonably related thereto;

          (c)   enter into any transaction, agreement, or arrangement between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (as defined in the LLC Agreement) (other than any Subsidiary of HCH), member of HCH, Affiliate of any member of HCH, officer, manager, director, or shareholder, on the other hand, other than (i) with respect to officers, managers, and directors, transactions in the ordinary course of business (e.g., employee expense reimbursement, housing relocation, etc.) and (ii) transactions with joint venture entities (other than any joint venture with (A) any officer, manager, or director of the Company or any of its Subsidiaries or (B) Jon M. Huntsman, his spouse, his children and their spouses, and his grandchildren and their spouses, and any trusts for the benefit of any of the foregoing, and any entities controlled directly or indirectly by any of the foregoing that directly or indirectly own at any time an interest in the Company (collectively, the "Huntsman Family")) entered into in the ordinary course of business;

          (d)   amend the Operating Agreement and, except as specifically required by applicable law, the Articles of Organization of the Company or the charter documents of any Key Subsidiary (as such term is defined in the Interest Holders Agreement by and among the Company, Family Holdings II, MatlinPatterson, and HCH), or modify the size of the Board of Managers of the Company;

          (e)   approve (i) the annual budget of the Company and its Subsidiaries and (ii) any material deviations therefrom with respect to any item of discretionary spending;

          (f)    acquire any business (or any material part of any business), whether by share or asset acquisition or any shares or interest in any company (other than a transaction between the Company or one of its Subsidiaries, on the one hand, and a Subsidiary of the Company, on the other hand), where the consideration paid (including assumption of indebtedness) exceeds an aggregate of $25 million per transaction;

          (g)   dispose of any business (or any material part of any business), division, or Subsidiary (including substantially all the assets thereof), whether by share or asset disposition or any shares or interest in any company (other than a transaction between the Company or one of its

  Subsidiaries, on the one hand, and a Subsidiary of the Company, on the other hand), where the consideration received (including assumption of indebtedness) exceeds an aggregate of $25 million per transaction;

          (h)   approve any individual capital projects or incur any capital expenditures, in each case not provided for in the annual budget, in any transaction or series of related transactions for an amount in excess of $25 million, other than maintenance capital;

          (i)    enter into any hedging agreement other than in the ordinary course of business in order to manage existing or anticipated equity, interest rate, exchange rate, commodity, or other revenue or expense risk and not for speculative purposes in any case;

          (j)    approve compensation of the chief executive officer of the Company or Huntsman International, any executive vice president of the Company, any division head, and any member of the Huntsman Family;

          (k)   appoint an independent certified public accountant other than Deloitte & Touche LLP;

          (l)    (i) enter into a new credit facility (or increasing the commitments under any existing credit facility) Or any other agreement or arrangement to incur Indebtedness (excluding intra-company borrowings or renewals or extensions of existing agreements in effect on [the date of the Closings] (but not increases in the principal amount thereof) evidencing Indebtedness that were approved by the Board of Managers of the Company, and excluding accounts receivable securitizations or similar financings), and/or (ii) assuming Indebtedness as a result of acquisitions, in each case where the amount of the Indebtedness incurred or assumed, together with all other such Indebtedness so incurred or assumed in the same calendar year, exceeds $100 million in the aggregate in such calendar year, provided, that for purposes of determining whether the aggregate amount of such Indebtedness incurred or assumed exceeds $100 million, the following Indebtedness shall be disregarded: (w) interest rate, commodities, and currency hedging agreements entered into in the ordinary course of business, (x) Indebtedness to the extent that the proceeds thereof are to be used to refinance or repay, concurrently with or within ten (10) Business Days of incurrence, any other Indebtedness, (y) Indebtedness incurred for the sole purpose of making mandatory and scheduled repayments of existing Indebtedness which is to be repaid within twelve (12) months of the incurrence of such Indebtedness, and (z) fees and expenses associated with the raising, renewal, or refinancing of such Indebtedness referred to in clause (x) or (y) above;

          (m)  file any petition for bankruptcy or consent to the entry of an order for relief in an involuntary bankruptcy case or make any assignment for the benefit of creditors; or

          (n)   make any charitable contributions other than Permitted Charitable Contributions

        "5.    Board of Managers Vacancies    If a vacancy occurs on the Board of Managers of the Company, including a vacancy resulting from an increase in the number of Managers, the holders of the Common Units may fill the vacancy in accordance with the LLC Agreement and only in accordance with the LLC Agreement.

Definitions

        "Adviser Managers" means two of the Managers designated to the Board of Managers of the Company by MatlinPatterson in accordance with the LLC Agreement.

        "Class B Members" means any holder of Class B Units and admitted to HCH as a member.

        "Class B Unit" means Class B Units of HCH.

        "Family Holdings II" means Huntsman Family Holdings II Company LLC, a Utah limited liability company.

        "HCH" means HCH, LLC, a Delaware limited liability company.

        "Indebtedness" as used in these Articles shall be defined under the Amended and Restated Term Loan Agreement, dated as of March 30, 2000, among Huntsman Corporation, Bankers Trust Company, as Agent and the financial institutions signatory thereto, as amended, restated, and otherwise modified from time to time.

        "LLC Agreement" means the Limited Liability Company Agreement of HCH, as amended from time to time.

        "MatlinPatterson" means MatlinPatterson Global Opportunities Partners L.P., a Delaware limited partnership.

        "Permitted Charitable Contributions" means (i) charitable contributions made in the ordinary course of business and (ii) in addition to charitable contributions made in the ordinary course of business, charitable contributions in each year to charitable causes designated by Class B Members holding at least 50% of the aggregate Class B Units in an amount equal to 1.5% of the EBITDA of the Company and its Subsidiaries for such year (up to an aggregate of $12 million per annum), so long as making such contribution is not imprudent; provided, however, that the aggregate amount of Permitted Charitable Contributions shall not exceed $25 million.

        "Subsidiaries" means, with respect to any person, any corporation, partnership, limited partnership, limited liability company, joint venture, or other legal entity into which such person or entity (either directly or through or together with other Subsidiaries) owns more than 50% of the voting securities of such corporation, partnership, limited liability company, joint venture, or other legal entity,

"ARTICLE X

"AMENDMENTS AND EFFECTIVENESS

        "1.    Amendments.    The Company reserves the right to amend, alter, change, or repeal any provision contained in these Articles, in a manner now or hereafter prescribed by URLLCA, and all rights conferred on Members herein are granted subject to this reservation; provided, however, that (a) these Articles can be amended, altered, changed, or repealed only with the written consent of MatlinPatterson Global Opportunities Partners, L.P., a Delaware limited partnership, and (b) Article IX of these Articles can be amended, altered, changed, or repealed only by the Members of the Company at the time such amendment, alteration, change, or repeal is made.

        "2.    Effectiveness.    These Articles shall continue to be effective and binding until amended in accordance with provisions of these Articles and URLLCA.""

THIRD: The Amendment was adopted by the Members of the Company on, September 27, 2002.

FOURTH: The Amendment was adopted by all of the Members of the Company in accordance with Section 48-2c-802 of URLLCA and as otherwise required by the Articles of Organization and the Operating Agreement of the Company. In addition, the Amendment was unanimously approved by the Members and by the Company's Board of Managers in accordance with Section 48-2c-804 of URLLCA.

        IN WITNESS WHEREOF, the Company has executed this Certificate of First Amendment to Articles of Organization as of the 30th day of September, 2002.

HUNTSMAN COMPANY LLC, a Utah limited liability company,
By:	/s/ DAVID H. HUNTSMAN
Name:	David H. Huntsman
Title:	Manager

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CERTIFICATE OF FIRST AMENDMENT TO ARTICLES OF ORGANIZATION OF OF HUNTSMAN COMPANY LLC
"ARTICLE V "BOARD OF MANAGERS
"ARTICLE IX "BOARD OF MANAGERS
Definitions
"ARTICLE X "AMENDMENTS AND EFFECTIVENESS